Exhibit 10.2

March 24, 2009

James O’Reilly

7410 Wycliffe Drive

Prospect, KY 40059

RE:	Employment Confirmation

Dear Mr. O’Reilly:

I am pleased to confirm our verbal offer extended to you to join Einstein Noah Restaurant Group, Inc. as Chief Concept Officer reporting directly to Jeff O’Neill, President and C.E.O. We are proud of the outstanding team we are building and look forward to your continuing contributions as a full time member of the Executive Team.

As discussed, your biweekly pay will be $10,961.54 (which is an annual salary of $285,000) and your 2009 target bonus for this position is 75% of your base compensation. Further discussion of bonus is addressed later in this letter. Your start date with the organization will be effective Wednesday April 8th 2009.

As Chief Concept Officer, you will be responsible for all aspects of store Branding and Concept development including Brand-building, merchandising, promotion and innovation as well as responsibility for the Information Technology (IT) Department along with all aspects of Store Development/Real-Estate Store Concept work, New Store site selection, Construction and Lease Administration, working closely with Operations and the CAPEX Committee to ensure clear objectives and alignment.

As part of your Personal Performance Objectives (PPO’s) you will also be expected to play a key Leadership role in developing Consumer/Concept and Corporate Strategy, along with Annual Operating Plan and departmental fiscal budgets.

As a regular, full-time employee of Einstein Noah Restaurant Group, Inc., you will be eligible to participate in the employee benefit plans that are offered to similarly situated employees. A description of those benefits plans will be provided to you under separate cover. In particular, you will be eligible for Medical and Dental coverage on the first of the month following your 31st day of employment. As an officer and highly compensated employee, you are not able to participate in our 401(k), but you will be eligible to participate in our Non- Qualified Deferred Compensation Plan, subsequent to formal Board of Director approval. With reference to your vacation benefits, your allowance will be based on the company’s Paid Time Off policy and you will accrue twenty-two (22) days per year based on your hire date. The specifics of this policy will be explained under separate cover.

In addition to the above mentioned benefits, the Company will also provide you with Company –paid life insurance of $400,000 and Long Term Disability based on your base salary of $285,000. You will also be eligible to participate in our Flexible Spending Account, providing you have the ability to defer a portion of your health and welfare out of pocket expenses in a pre-tax dollars.

Bonus Potential

As a participant in the Support Center/Field Support Bonus Plan, you will be eligible for a bonus based on 75% of your base salary. The bonus is based on Company EBITDA performance as well as individual performance. The bonus plan year is based on our fiscal year and the amount of any bonus is generally paid on or before March 15 of the calendar year following the calendar year to which the bonus relates. Your participation will be prorated based on your date of hire.

Miscellaneous

The Company will also provide the following in terms of our employment offer:

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50,000 stock options, which will vest equally over three (3) years on the first, second and third anniversaries of the date of grant, provided you are then employed by the Company, and have a life of 10 years.

•

During your transition Period to the Denver area (up to two full years from your effective date) the Company will provide business related air transportation to/from Louisville KY and apartment/hotel accommodations up to a maximum of $400.00 per week.

•	The Company will also provide the use of a Company leased automobile or rental during the transition period.

James, the ENRGI Executive/Management team is excited about your joining our company and we look forward to the contributions you will make to our future success. Please acknowledge your acceptance of this offer of employment in the space provided and return a copy. You may fax a copy back to myself, Michael Serchia, Vice President of Human Resources at 303-275-7253.

Again, I look forward to the possibility of working with you and making a difference across the organization.

Sincerely,

/s/ Michael A. Serchia
Michael A. Serchia
Vice President of Human Resources

I hereby accept the offer as stated above and also acknowledge that I do not have any contractual obligations or non-compete agreements which would inhibit me from performing my duties as Chief Concept Officer of Einstein Noah Restaurant Group, Inc. I also understand that the employment relationship is “at-will” and that either myself or the organization can terminate the relationship at any time, with or without notice.

Signature:	/s/ James O’Reilly	Date: 4/28/09
James O’ Reilly

Witness Signature:	/s/ Michael A. Serchia	Date: 4/28/2009
Michael A. Serchia